                                                                    EXHIBIT 99.1

[UNITED COMMUNITY BANKS LOGO]

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2265
Rex_Schuette@ucbi.com

                      UNITED COMMUNITY BANKS, INC. REPORTS
                     13% GAIN IN DILUTED EARNINGS PER SHARE
                             FOR SECOND QUARTER 2005

HIGHLIGHTS:

-     Record Second Quarter Earnings

            Diluted Operating Earnings Per Share of 35 Cents - Up 13%

            Net Operating Income of $13.8 Million - Up 21%

            Return on Tangible Equity of 19.21%

- Strong Loan Demand and Rise in Net Interest Margin and Fee Revenue Drove Performance

-     Significant Entry into The Gainesville MSA Expands Franchise

BLAIRSVILLE, GA, July 26, 2005 - United Community Banks, Inc. (Nasdaq: UCBI), Georgia's third largest bank holding company, today announced record second quarter 2005 results that included a 21% rise in net operating income, a 13% gain in diluted operating earnings per share and a 29% increase in total revenue from the second quarter of 2004.

For the quarter, net operating income rose to $13.8 million from $11.4 million a year earlier. Diluted operating earnings per share of $.35 increased $.04 from $.31 a year ago. Total revenue, on a taxable equivalent basis, was $60.6 million compared with $47.1 million for the second quarter of 2004. Return on tangible equity was 19.21% and return on assets was 1.03%, compared with 19.70% and 1.07%, respectively, a year ago.

"Our financial performance in the second quarter of 2005 was outstanding by all measures," said Jimmy Tallent, President and Chief Executive Officer. "Total assets at quarter-end surpassed $5.5 billion, an increase of more than $1 billion, or 22%, from a year ago. Loan growth continued at a record pace, increasing $195 million during the quarter, or 20% on an annualized basis, which helped drive the increase in net interest revenue. Our net interest margin rose to 4.12%, up 17 basis points from a year ago as increasing short-term interest rates positively affected our slightly asset-sensitive balance sheet. Fee revenue increased in every category and was up 26% over 2004. With this growth in revenue and operating earnings, United Community Banks remains on track to meet our performance goals of double-digit earnings per share growth and a return on tangible equity above 18% for 2005."

For the six months, net operating income of $27.2 million increased $4.9 million, or 22%, from $22.3 million for the first half of 2004. Diluted operating earnings per share of $.69 increased $.08, or 13%, from $.61 for the first six months of 2004. Total revenue, on a taxable equivalent basis, totaled $116.7 million, up 26% from $92.4 million a year ago. Return on tangible equity was 19.52% and return on assets was 1.04%, compared with 19.79% and 1.07%, respectively, a year ago.

Net operating income excludes pre-tax merger-related charges in 2004. For the second quarter of 2004 and for the first six months of 2004, merger-related charges were $464 thousand resulting from the acquisition of 1st Community Bank, completed on June 1, 2004. Including these merger-related charges for the second quarter and first six months of 2004, reported net income was $11.0 million and $22.0 million, respectively; reported diluted earnings per share was $.30 and $.60, respectively; and, reported return on equity 14.40% and 14.63%, respectively.

At June 30, 2005, total loans were $4.1 billion, up $735 million, or 22%, from a year ago. Organic growth, excluding acquisitions, was $528 million, or 16%. "Loan demand has remained consistent across all our markets, providing significant growth opportunities," Tallent said. "Organic loan growth, accomplished through disciplined step-by-step execution and accompanied by an uncompromising focus on sound credit quality, is essential to our balanced growth strategy."

"This strategy also includes focused expansion with the right people through de novo offices," Tallent explained. "An excellent example of this strategy was our May entry into the Gainesville market. In May, we partnered with three experienced local banking executives to form a de novo bank, United Community Bank - Hall County. This new bank is managed by Chairman Rich White, CEO Dick Valentine, and President Burton Stephens - all of whom are long-time bankers in the Gainesville market. Shortly after joining, they hired 55 experienced bankers from this market and by the end of the second quarter the bank had grown to more than $90 million in loans and $50 million in new deposits. Our current plans include opening a main office location in downtown Gainesville within 90 days and two banking offices in the surrounding Gainesville MSA within the next 30 days. We also plan to open two additional banking offices in this market in early 2006. "The Gainesville MSA, which encompasses all of Hall County, is the 7th fastest growing MSA in the country with over 100,000 in population," Tallent added. "It's a testimony to the success and strength of our existing franchise that we were able to absorb such a significant de novo undertaking and still deliver on our primary financial goals of double digit earnings per share growth and a return on tangible equity above 18%."

Taxable equivalent net interest revenue of $51.3 million for the second quarter rose $12.0 million, or 31%, from the same period a year ago. Recent acquisitions added approximately $3.8 million to net interest revenue, resulting in a core growth rate of 21%. Taxable equivalent net interest margin for the second quarter was 4.12% as compared with 3.95% a year ago and 4.05% last quarter. "We have maintained our net interest margin near the 4% level for the past 11 quarters and expect it to remain at that level through 2005," Tallent said. "Our balance sheet is slightly asset sensitive, which is allowing us to benefit modestly from a rising interest rate environment."

The second quarter provision for loan losses was $2.8 million and was up $1 million from a year earlier and increased $400,000 from the first quarter of 2005. Net charge-offs to average loans were 14 basis points for the second quarter, compared with 12 basis points for the first quarter of 2005 and 10 basis points for the second quarter of 2004. At quarter-end, non-performing assets totaled $13.5 million compared with $13.7 million at the end of the first quarter of 2005 and $8.8 million a year ago. Non-performing assets as a percentage of total assets were 24 basis points at quarter-end, compared with 26 basis points at March 31, 2005 and 19 basis points at June 30, 2004.

Commenting on asset quality, Tallent said, "Our level of nonperforming assets compares very favorably with our peer banks and is well within our tolerance level. At this low level, we expect volatility in comparisons to prior periods, even while our credit quality remains sound. Strong credit quality remains essential to our high performance and growth. United's credit quality success is rooted in our bedrock strategy of securing loans with hard assets."

Fee revenue of $12.2 million rose $2.5 million, or 26%, from $9.6 million a year ago with strong growth in every category. "We increased fee revenue by growing deposits through our core deposit program and cross-selling other products and services," Tallent said. "We also experienced healthy increases in consulting, mortgage and brokerage fees." Service charges and fees on deposit accounts increased $968,000 to $6.3 million, primarily due to growth in transactions and new accounts resulting from the core deposit program. Consulting fees of $1.7 million rose $283,000, or 20%, due to continued growth in risk management and financial-service practices as well as strong growth across existing consulting services. Brokerage fees of $768,000 increased $253,000, or 49%, due to strong market activity. Other fee revenue of $1.7 million was up $873,000, due primarily to $530,000 in gains on the sale of two former banking office locations and $235,000 in gains on the sale of SBA loans.

"We remain sharply focused on growing core deposits and related fee revenue," Tallent said. "We continued to promote our very successful `Refer-a-Friend' core deposit program that rewards our many satisfied customers for referring their friends and family members to us. Our relentless focus on providing the highest level of customer service has generated customer satisfaction scores that continue to exceed 90%, well above the comparable industry average of 75%. Our high level of customer satisfaction helps us build our deposit base through customer referrals while also maintaining long-term relationships with existing customers. During the quarter, our core deposit program, along with other initiatives, added 12,000 accounts and $75 million in balances."

Operating expenses increased $9.4 million, or 32%, to $38.8 million from the second quarter of 2004. Nearly $5.3 million of this increase related to operating expenses of the three banks acquired in 2004 that were not included in last year's results and the operating costs of the de novo expansion into Gainesville during the quarter. Salaries and employee benefit costs of $25.3 million increased $6.6 million, or 35%, with approximately $3.9 million resulting from acquisitions and the recent de novo expansion. The balance of the increase was due to an increase in staff to support business growth and related hiring costs and higher commissions related to the increase in mortgage and brokerage fee revenue. Communications and equipment expenses of $3.1 million increased $438,000, or 16%, due to the acquisitions and investments in technology equipment to support business growth. Advertising and marketing expense of $1.7 million rose $708,000, reflecting the higher program costs of initiatives to raise core deposits and marketing campaigns to generate brand recognition in new markets. Occupancy expense of $2.7 million increased $445,000 reflecting the cost of operating additional banking offices added through acquisitions and de novo expansion. Professional fees of $1.1 million were up $276,000, due to higher costs related to the volume of new loans generated and overall business growth. The increase in all other operating expense categories was related to the recent acquisitions and business growth. "Our operating efficiency ratio of 61.18% for the quarter was slightly above our long-term efficiency goal of 58% to 60%, reflecting the higher operating costs of our recent de novo expansion into Gainesville," Tallent said.

"Looking forward, we believe United Community Banks is on target to achieve operating earnings per share growth during 2005 within our long-term goal of 12% to 15%, and will likely remain at the lower end of the range this year due to the significant expansion in the Gainesville market," Tallent said. "We anticipate core loan growth will continue slightly above the high end of our targeted range of 10% to 14% and net interest margin will come down slightly from our current level, but remain above 4% for 2005. Our outlook is based on a continued, stable economic environment in our markets combined with maintaining strong credit quality. We are well positioned for additional increases in short-term interest rates and should benefit modestly if, and when, they occur."

"We remain committed to excellent customer service, superior operating performance and solid credit quality as we continue to grow our franchise," Tallent added. "Pursuing a balanced- growth strategy focused on strong internal growth in existing markets, complemented by selective de novo offices and mergers in other attractive markets, will remain the foundation on which we continue to build superior performance and long-term shareholder value."

Conference Call

United Community Banks will hold a conference call on Tuesday, July 26, 2005, at 11:00 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for the remainder of the year. The telephone number for the conference call is (800) 659-1966 and the pass code is "UCBI." The conference call will also be available by web cast within the Investor Relations section of the company's web site.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $5.5 billion and operates 24 community banks with 85 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company's web site, ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled "Forward Looking Statements" on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.

                                 (Tables Follow)

UNITED COMMUNITY BANKS, INC.
SELECTED FINANCIAL INFORMATION
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005


                                                  2005                             2004                   SECOND
                                        ------------------------- --------------------------------------  QUARTER
(in thousands, except per share            SECOND       FIRST        FOURTH        THIRD       SECOND    2005-2004
data; taxable equivalent)                 QUARTER      QUARTER      QUARTER       QUARTER     QUARTER      CHANGE
------------------------------------------------------------------------------------------------------------------
                                        (Unaudited)  (Unaudited)  (Unaudited)   (Unaudited) (Unaudited)
INCOME SUMMARY
Interest revenue                        $    80,701  $    73,649  $    66,761  $    61,358  $    56,680
Interest expense                             29,450       25,367       21,448       19,142       17,432
                                        -----------  -----------  -----------  -----------  -----------
    Net interest revenue                     51,251       48,282       45,313       42,216       39,248     31%
Provision for loan losses                     2,800        2,400        2,000        2,000        1,800
Fee revenue                                  12,179       10,200       10,757        9,857        9,647     26
                                        -----------  -----------  -----------  -----------  -----------
   TOTAL REVENUE                             60,630       56,082       54,070       50,073       47,095     29

Operating expenses (1)                       38,808       34,779       33,733       31,296       29,363     32
                                        -----------  -----------  -----------  -----------  -----------
    Income before taxes                      21,822       21,303       20,337       18,777       17,732     23
Income taxes                                  8,049        7,862        7,427        6,822        6,379
                                        -----------  -----------  -----------  -----------  -----------
   NET OPERATING INCOME                      13,773       13,441       12,910       11,955       11,353     21
 Merger-related charges, net of tax               -            -          261            -          304
                                        -----------  -----------  -----------  -----------  -----------
    NET INCOME                          $    13,773  $    13,441  $    12,649  $    11,955  $    11,049     25
                                        ===========  ===========  ===========  ===========  ===========

OPERATING PERFORMANCE (1)
  Earnings per common share:
    Basic                               $       .36  $       .35  $       .35        $ .33  $       .32     13
    Diluted                                     .35          .34          .34          .32          .31     13
  Return on tangible equity (3)               19.21%       19.86%       19.96%       19.41%       19.70%
  Return on assets                             1.03         1.06         1.07         1.05         1.07
  Efficiency ratio                            61.18        59.47        60.20        60.11        60.05
  Dividend payout ratio                       19.44        20.00        17.14        18.18        18.75

GAAP PERFORMANCE

  Per common share:
    Basic earnings                      $       .36  $       .35  $       .34  $       .33  $       .31     16
    Diluted earnings                            .35          .34          .33          .32          .30     17
    Cash dividends declared                     .07          .07          .06          .06          .06     17
    Book value                                10.86        10.42        10.39         9.58         9.10     19
    Tangible book value (3)                    7.85         7.40         7.34         7.28         6.77     16

  Key performance ratios:
    Return on equity (2)                      13.46%       13.68%       14.15%       14.20%       14.40%
    Return on assets                           1.03         1.06         1.05         1.05         1.04
    Net interest margin                        4.12         4.05         4.05         3.99         3.95
    Dividend payout ratio                     19.44        20.00        17.65        18.18        19.35
    Equity to assets                           7.65         7.71         7.54         7.50         7.30
    Tangible equity to assets (3)              5.62         5.58         5.75         5.76         5.74

ASSET QUALITY
  Allowance for loan losses             $    49,873  $    48,453  $    47,196  $    43,548  $    42,558
  Non-performing assets                      13,495       13,676        8,725       10,527        8,812
  Net charge-offs                             1,380        1,143        1,183        1,010          789
  Allowance for loan losses to loans           1.22%        1.25%        1.26%        1.27%        1.27%
  Non-performing assets to total assets         .24          .26          .17          .23          .19
  Net charge-offs to average loans              .14          .12          .13          .12          .10

AVERAGE BALANCES
  Loans                                 $ 3,942,077  $ 3,797,479  $ 3,572,824  $ 3,384,281  $ 3,235,262     22
  Investment securities                     996,096      946,194      805,766      762,994      715,586     39
  Earning assets                          4,986,339    4,819,961    4,456,403    4,215,472    3,991,797     25
  Total assets                            5,338,398    5,164,464    4,781,018    4,521,842    4,274,442     25
  Deposits                                3,853,884    3,717,916    3,500,842    3,351,188    3,178,776     21
  Stockholders' equity                      408,352      398,164      360,668      338,913      311,942     31
  Common shares outstanding:
    Basic                                    38,270       38,198       37,056       36,254       35,633
    Diluted                                  39,436       39,388       38,329       37,432       36,827

AT PERIOD END
  Loans                                 $ 4,072,811  $ 3,877,575  $ 3,734,905  $ 3,438,417  $ 3,338,309     22
  Investment securities                     990,500      928,328      879,978      726,734      739,667     34
  Earning assets                          5,161,067    4,907,743    4,738,389    4,280,643    4,172,049     24
  Total assets                            5,540,242    5,265,771    5,087,702    4,592,655    4,525,446     22
  Deposits                                3,959,226    3,780,521    3,680,516    3,341,525    3,339,848     19
  Stockholders' equity                      415,994      398,886      397,088      347,795      330,458     26
  Common shares outstanding                  38,283       38,249       38,168       36,255       36,246

                                              FOR THE SIX            YTD
(in thousands, except per share               MONTHS ENDED        2005-2004
data; taxable equivalent)                   2005         2004       CHANGE
---------------------------------------------------------------------------
                                        (Unaudited)  (Unaudited)
INCOME SUMMARY
Interest revenue                        $   154,350  $   111,267
Interest expense                             54,817       34,204
                                        -----------  -----------
    Net interest revenue                     99,533       77,063     29%
Provision for loan losses                     5,200        3,600
Fee revenue                                  22,379       18,925     18
                                        -----------  -----------
   TOTAL REVENUE                            116,712       92,388     26
Operating expenses (1)                       73,587       57,539     28
                                        -----------  -----------
    Income before taxes                      43,125       34,849     24
Income taxes                                 15,911       12,558
                                        -----------  -----------
   NET OPERATING INCOME                      27,214       22,291     22
 Merger-related charges, net of tax               -          304
                                        -----------  -----------
    NET INCOME                          $    27,214  $    21,987     24
                                        ===========  ===========

OPERATING PERFORMANCE (1)
  Earnings per common share:
    Basic                               $       .71  $       .63     13
    Diluted                                     .69          .61     13
  Return on tangible equity (3)               19.52%       19.79%
  Return on assets                             1.04         1.07
  Efficiency ratio                            60.36        59.94
  Dividend payout ratio                       19.72        19.05

GAAP PERFORMANCE
  Per common share:
    Basic earnings                      $       .71  $       .62     15
    Diluted earnings                            .69          .60     15
    Cash dividends declared                     .14          .12     17
    Book value                                10.86         9.10     19
    Tangible book value (3)                    7.85         6.77     16

  Key performance ratios:
    Return on equity (2)                      13.57%       14.63%
    Return on assets                           1.04         1.06
    Net interest margin                        4.09         3.97
    Dividend payout ratio                     19.72        19.35
    Equity to assets                           7.68         7.38
    Tangible equity to assets (3)              5.60         5.81

ASSET QUALITY
  Allowance for loan losses             $    49,873  $    42,558
  Non-performing assets                      13,495        8,812
  Net charge-offs                             2,523        1,424
  Allowance for loan losses to loans           1.22%        1.27
  Non-performing assets to total assets         .24          .19
  Net charge-offs to average loans              .13          .09

AVERAGE BALANCES
  Loans                                 $ 3,870,177  $ 3,165,569     22
  Investment securities                     971,283      684,226     42
  Earning assets                          4,903,610    3,900,337     26
  Total assets                            5,251,913    4,179,664     26
  Deposits                                3,786,276    3,067,251     23
  Stockholders' equity                      403,286      308,434     31
  Common shares outstanding:
    Basic                                    38,234       35,477
    Diluted                                  39,412       36,655

AT PERIOD END
  Loans                                 $ 4,072,811  $ 3,338,309     22
  Investment securities                     990,500      739,667     34
  Earning assets                          5,161,067    4,172,049     24
  Total assets                            5,540,242    4,525,446     22
  Deposits                                3,959,226    3,339,848     19
  Stockholders' equity                      415,994      330,458     26
  Common shares outstanding                  38,283       36,246

(1) Excludes pre-tax merger-related charges totaling $406,000 or $.01 per diluted common share and $464,000 or $.01 per diluted common share in the fourth and second quarters, respectively, of 2004.

(2) Net income available to common stockholders divided by average realized common equity which excludes accumulated other comprehensive income.

(3) Excludes effect of acquisition related intangibles and associated amortization.

(4) Annualized.

UNITED COMMUNITY BANKS, INC.
CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004


                                                              THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                   JUNE 30,                         JUNE 30,
                                                          ---------------------------     ---------------------------
(in thousands, except per share data)                        2005            2004             2005           2004
---------------------------------------------------------------------------------------------------------------------
                                                          (Unaudited)     (Unaudited)      (Unaudited)    (Unaudited)
INTEREST REVENUE:
    Loans, including fees                                 $    69,446     $    49,326     $    132,913    $    96,748
    Federal funds sold and deposits in banks                      150              66              409            177
    Investment securities:
         Taxable                                               10,190           6,339           19,204         12,408
         Tax exempt                                               528             545            1,053          1,111
                                                          -----------     -----------      -----------    -----------
             Total interest revenue                            80,314          56,276          153,579        110,444
                                                          -----------     -----------      -----------    -----------

INTEREST EXPENSE:
    Deposits:
          Demand                                                4,379           1,920            7,906          3,714
          Savings                                                 174              93              342            176
          Time                                                 15,019           9,773           28,027         19,070
    Federal funds purchased                                     1,106             499            1,977            770
    Other borrowings                                            8,772           5,147           16,565         10,474
                                                          -----------     -----------      -----------    -----------
         Total interest expense                                29,450          17,432           54,817         34,204
                                                          -----------     -----------      -----------    -----------
         Net interest revenue                                  50,864          38,844           98,762         76,240
Provision for loan losses                                       2,800           1,800            5,200          3,600
                                                          -----------     -----------      -----------    -----------
         Net interest revenue after provision for
           loan losses                                         48,064          37,044           93,562         72,640
                                                          -----------     -----------      -----------    -----------

 FEE REVENUE:
    Service charges and fees                                    6,280           5,312           11,894         10,335
    Mortgage loan and other related fees                        1,742           1,585            3,225          2,865
    Consulting fees                                             1,685           1,402            3,167          2,529
    Brokerage fees                                                768             515            1,210          1,223
    Securities losses, net                                         (2)              -               (2)            (4)
    Other                                                       1,706             833            2,885          1,977
                                                          -----------     -----------      -----------    -----------
         Total fee revenue                                     12,179           9,647           22,379         18,925
                                                          -----------     -----------      -----------    -----------
         TOTAL REVENUE                                         60,243          46,691          115,941         91,565
                                                          -----------     -----------      -----------    -----------

 OPERATING EXPENSES:
    Salaries and employee benefits                             25,274          18,662           47,509         36,788
    Occupancy                                                   2,718           2,273            5,386          4,555
    Communications and equipment                                3,115           2,677            6,097          5,224
    Postage, printing and supplies                              1,369           1,068            2,720          2,210
    Professional fees                                           1,071             795            2,109          1,632
    Advertising and public relations                            1,699             991            3,062          1,755
    Amortization of intangibles                                   503             395            1,006            766
    Merger-related charges                                          -             464                -            464
    Other                                                       3,059           2,502            5,698          4,609
                                                          -----------     -----------      -----------    -----------
         Total operating expenses                              38,808          29,827           73,587         58,003
                                                          -----------     -----------      -----------    -----------
    Income before income taxes                                 21,435          16,864           42,354         33,562
Income taxes                                                    7,662           5,815           15,140         11,575
                                                          -----------     -----------      -----------    -----------
        NET INCOME                                        $    13,773     $    11,049      $    27,214    $    21,987
                                                          ===========     ===========      ===========    ===========

        Net income available to common stockholders       $    13,767     $    11,048      $    27,201    $    21,970
                                                          ===========     ===========      ===========    ===========

Earnings per common share:
    Basic                                                 $       .36     $       .31      $       .71    $       .62
    Diluted                                                       .35             .30              .69            .60
Weighted average common shares outstanding
  (in thousands):
    Basic                                                      38,270          35,633           38,234         35,477
    Diluted                                                    39,436          36,827           39,412         36,655

UNITED COMMUNITY BANKS, INC.
CONSOLIDATED BALANCE SHEET
FOR THE PERIOD ENDED

                                                                      JUNE 30,    DECEMBER 31,    JUNE 30,
($ in thousands)                                                        2005          2004          2004
-------------------------------------------------------------------------------------------------------------
                                                                     (Unaudited)   (Audited)    (Unaudited)
ASSETS
  Cash and due from banks                                            $   117,478      $ 99,742     $ 147,793
  Interest-bearing deposits in banks                                      17,451        35,098        39,186
                                                                     -----------   -----------   -----------
      Cash and cash equivalents                                          134,929       134,840       186,979

  Securities available for sale                                          990,500       879,978       739,667
  Mortgage loans held for sale                                            34,095        37,094        18,610
  Loans, net of unearned income                                        4,072,811     3,734,905     3,338,309
       Less - allowance for loan losses                                   49,873        47,196        42,558
                                                                     -----------   -----------   -----------
              Loans, net                                               4,022,938     3,687,709     3,295,751

  Premises and equipment, net                                            105,469       103,679        92,497
  Interest receivable                                                     31,909        27,923        23,150
  Intangible assets                                                      119,617       121,207        87,657
  Other assets                                                           100,785        95,272        81,135
                                                                     -----------   -----------   -----------
      TOTAL ASSETS                                                   $ 5,540,242   $ 5,087,702   $ 4,525,446
                                                                     ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
       Demand                                                          $ 590,306     $ 532,879     $ 479,439
       Interest-bearing demand                                         1,141,115     1,055,192       935,489
       Savings                                                           177,822       171,898       160,550
       Time                                                            2,049,983     1,920,547     1,764,370
                                                                     -----------   -----------   -----------
             Total deposits                                            3,959,226     3,680,516     3,339,848

   Federal funds purchased and repurchase agreements                     213,148       130,921       181,439
   Federal Home Loan Bank advances                                       800,316       737,947       535,343
   Other borrowings                                                      117,939       113,879       113,877
   Accrued expenses and other liabilities                                 33,619        27,351        24,481
                                                                     -----------   -----------   -----------
        TOTAL LIABILITIES                                              5,124,248     4,690,614     4,194,988
                                                                     -----------   -----------   -----------

Stockholders' equity:
    Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 48,300, 55,900 and 65,500 shares
         issued and outstanding                                              372           448           483
    Common stock, $1 par value; 100,000,000 shares authorized;
         36,620,754, 35,706,573 and 35,706,573 shares issued              38,408        38,408        36,621
    Capital surplus                                                      154,480       155,076       116,129
    Retained earnings                                                    226,546       204,709       184,572
    Treasury stock; 374,362, 417,525 and 739,581 shares, at cost          (2,517)       (4,413)       (6,393)
    Accumulated other comprehensive (loss) income                         (1,295)        2,860          (954)
                                                                     -----------   -----------   -----------
        TOTAL STOCKHOLDERS' EQUITY                                       415,994       397,088       330,458

                                                                     -----------   -----------   -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 5,540,242   $ 5,087,702   $ 4,525,446
                                                                     ===========   ===========   ===========